Exhibit 99.1

FOR IMMEDIATE RELEASE	NR12-11

Dynegy Holdings Disclosure Statement Approved

HOUSTON, TX (July 5, 2012) —The U.S. Bankruptcy Court for the Southern District of New York, Poughkeepsie Division, has approved the disclosure statement for Dynegy Holdings LLC’s (DH) modified third amended plan of reorganization proposed by DH and Dynegy Inc. (Dynegy) (NYSE: DYN), as well as the procedures for soliciting formal creditor votes on the amended plan of reorganization. Approval of the disclosure statement allows DH to begin soliciting formal creditor votes on the amended plan of reorganization. The deadline for voting on and for objecting to the modified third amended plan of reorganization is August 24, 2012. The plan is subject to confirmation by the U.S. Bankruptcy Court and the confirmation hearing is scheduled for September 5, 2012.

“This approval is a significant step forward for the Company and firmly places us on track for a fall emergence. We are looking forward to completing the restructuring work and dedicating our focus exclusively to running the business, executing on our strategy and building value for all our stakeholders,” said Robert C. Flexon, President and Chief Executive Officer of both Dynegy and DH.

Court documents are available on the docket section of DH’s reorganization website, http://dm.epiq11.com/dynegyholdingsllc.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants. The DNE portfolio consists of approximately 1,693 megawatts from two power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

FORWARD LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the Modified Third Amended Plan of Reorganization, its impact on the Chapter 11 proceedings going forward, including the resolution of all disputes, claims and causes of action and DH’s ability to exit the Chapter 11 proceedings during the fall of 2012, soliciting formal creditor votes, completion of the restructuring work and dedicating focus to running the business, executing on Dynegy’s strategy and building stockholder value.  Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K, as amended, and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) beliefs and assumptions regarding our ability to continue as a going concern; (ii) ability to obtain approval of the Bankruptcy Court with respect to the debtors’ motions in the Chapter 11 cases and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases and to consummate all the transactions contemplated by the restructuring support agreement; (iii) Dynegy’s ability to sell the operations associated with the Roseton and Danskammer facilities to one or more third parties in connection with the rejection of the related leases under the Chapter 11 cases; (iv) the anticipated effectiveness of the overall restructuring activities and any additional strategies to address our liquidity and our capital resources including accessing the capital markets; (v) limitations on our ability to utilize previously incurred net operating losses or alternative minimum tax credits; (vi) the timing and anticipated benefits to be achieved through Dynegy’s company-wide cost savings programs, including its PRIDE initiative; (vii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) beliefs that control over Dynegy Holdings, LLC (“Dynegy Holdings”) and its consolidated subsidiaries will likely revert to Dynegy upon emergence of Dynegy Holdings from bankruptcy with Dynegy assuming the obligations of Dynegy Holdings, resulting in reconsolidation; (ix) expectations regarding compliance with Dynegy’s new credit agreements, including collateral demands, interest expense and other payments; (x) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (xi) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any; (xii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (xiii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term; (xiv) beliefs and assumptions regarding our ability to enhance or protect long-term value for stockholders; (xv) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xvi) beliefs and assumptions about weather and general economic conditions; (xvii) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability, Dynegy’s focus on safety and its ability to efficiently operate its assets so as to capture revenue generating opportunities and operating margins; (xviii) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xix) expectations regarding performance standards and estimates regarding capital and maintenance expenditures, including the Consent Decree and its associated costs and performance standards. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Media:

713-767-5800

Analysts:

713-507-6466